Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CSP Inc. of our report dated December 27, 2018, relating to the consolidated financial statements of CSP Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of CSP Inc. for the year ended September 30, 2018.

/s/ RSM US LLP

Boston, Massachusetts
May 21, 2019